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                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                               New York, NY 10022

November 14, 1997


The Pep Boys - Manny, Moe and Jack
3111 West Allegheny Avenue
Philadelphia, PA  19132

Ladies and Gentlemen:

We have acted as counsel to The Pep Boys - Manny, Moe and Jack (the "Company"), a corporation organized under the laws of the Commonwealth of Pennsylvania, in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offer and sale of up to 200,000 shares of the common stock of the Company, par value $1.00 per share (the "Shares"), issuable pursuant to the terms of The Pep Boys Savings Plan - Puerto Rico (the "Plan") and of an indeterminate amount of interests to be offered or sold pursuant to the Plan, all as more fully described in the Registration Statement.

We have examined copies of the Amended and Restated Certificate of Incorporation and By-Laws of the Company, the Registration Statement, the Plan and The Pep Boys Savings Plan - Puerto Rico Trust (the "Trust") and such other records, amendments and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. As to factual matters, we have relied upon certificates and statements of the officers of the Company, and such other documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below; we have not undertaken any independent investigation to determine the existence or absence of such factual matters, but we advise you that nothing has come to our attention which leads us to believe that such reliance is unwarranted.

In our examination, we have assumed the accuracy of all documents and information furnished to us, the genuineness of all documents submitted to us as originals and the


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The Pep Boys - Manny, Moe & Jack
November 14, 1997
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conformity to originals of all documents submitted to us as certified, conformed or photostatic copies thereof, as well as the genuineness of all signatures on all such documents to us.

Based upon and subject to the foregoing, and subject to further qualifications, assumptions and limitation set forth herein, we are of the opinion that:

     1. With respect to the Shares to be originally issued, such Shares, when duly sold, issued and paid for in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     2. The written Plan and the Trust document, as amended to the date hereof, comply with those requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that are applicable thereto.

We express no opinion as to the compliance of the operation and administration of the Plan and Trust with the requirements of ERISA.

We are members of the Bar of the Commonwealth of Pennsylvania and do not purport to be experts in the laws of jurisdictions other than the Commonwealth of Pennsylvania and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,


/s/ Willkie Farr & Gallagher